SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                               QUANTUM CORPORATION
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

- ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- ----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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

                             QUANTUM CORPORATION
                                  ----------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 6, 1995

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the "Company" or "Quantum"), a Delaware corporation, will be held on Wednesday, September 6, 1995 at 3:00 p.m., local time, at Quantum Corporation's corporate headquarters, 500 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

          1. To elect six directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. To approve and ratify an amendment to the Company's Employee Stock Purchase Plan for the purpose of increasing the number of shares reserved for issuance thereunder by 2,200,000 shares;

          3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 1996; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on July 17, 1995 are entitled to notice of and to vote at the meeting.


     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a Proxy.

                                        Sincerely,


                                        /s/  Joseph T. Rogers

                                        Joseph T. Rodgers
                                        Executive Vice President, Finance,
                                        Chief Financial Officer and Secretary
Milpitas, California
July 28, 1995

                             QUANTUM CORPORATION
                                  ----------
                               PROXY STATEMENT
                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

   The enclosed Proxy is solicited on behalf of Quantum Corporation (the "Company" or "Quantum") for use at the Annual Meeting of Stockholders to be held Wednesday, September 6, 1995 at 3:00 p.m., or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 500 McCarthy Boulevard, Milpitas, California 95035. The Company's telephone number is (408) 894-4000.

   These proxy solicitation materials were mailed on or about July 28, 1995 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

   Stockholders of record at the close of business on July 17, 1995 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 50,727,499 shares of the Company's Common Stock, $0.01 par value, were issued and outstanding. The closing price of the Company's common stock on the Record Date, as reported by Nasdaq was $22 5/8 per share.

REVOCABILITY OF PROXIES

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company or its transfer agent a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

   On all matters other than the election of directors, each share has one vote. See "ELECTION OF DIRECTORS--Required Vote."

   The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. (the "Solicitor") to aid in the solicitation of proxies. The Company estimates that it will pay the Solicitor a fee not to exceed $5,500 for its services and will reimburse the Solicitor for certain out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax or otherwise.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1996 Annual Meeting must be received by the Company no later than March 30, 1996 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

   The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

   While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

   In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this matter. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

                                 PROPOSAL ONE
                            ELECTION OF DIRECTORS

NOMINEES

   A Board of six directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's six nominees named below. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

   The name of and certain information regarding each nominee is set forth below.

                                                                        DIRECTOR
NAME OF NOMINEE      AGE                 PRINCIPAL OCCUPATION             SINCE
- -------------------- --- ---------------------------------------------    ------

Stephen M. Berkley...51  President, SMB Associates; management consultant   1987
                            for various high technology companies

David A. Brown.......50  Director of Quantum; management consultant for     1988
                           various high technology companies

Robert J. Casale.....56  Group President, Brokerage Information Services    1993
                           Group of Automatic Data Processing, Inc.

Edward M. Esber, Jr..43  Chairman, President and Chief Executive Officer    1988
                           of Creative Insights, Inc.

William J. Miller....49  Chairman of the Board and Chief Executive          1992
                           Officer of Quantum

Steven C.
  Wheelwright........51  Professor of Management at the Graduate            1988
                            School of Business, Harvard University

   Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There is no family relationship between any director or executive officer of the Company.

   Mr. Berkley joined the Company in October 1981, as Vice President, Marketing. In November 1983, he became the founding President and Chief Executive Officer of Plus Development Corporation, previously a wholly owned subsidiary of the Company. From May 1987 to March 1992, he served as Chairman of the Board and Chief Executive Officer of Quantum. From April 1992 to July 1993, he served as Chairman of the Board of Quantum. Mr. Berkley served as Chairman of the Board and Chief Executive Officer of Coactive Computer Corporation, a computer networking company, from February 1993 to June 1993 and from June 1993 to July 1994 he served as Chairman of the Board of Coactive Computer Corporation. Mr. Berkley has also served as a consultant to several high technology firms since May 1992.

   Mr. Brown, a founder of the Company, has been with the Company since its inception in February 1980. Initially, Mr. Brown served as Vice President of Engineering of the Company. In 1983, he became co-founder and Executive Vice President of Operations at Plus Development Corporation. He returned to Quantum in September 1986 to lead the engineering organization and direct Quantum's effort in the 3 1/2 -inch disk drive market. From May 1987 to April 1990, Mr. Brown served as President of the Company and from April 1990 to February 1992, he served as Vice Chairman of the Board of Directors and Chief Operating Officer of the Company. Mr. Brown served as Chief Executive Officer of Visioneer Communications, a communications company, from June 1993 to December 1993 and since June 1993 has served as Chairman of the Board of Visioneer Communications. Mr. Brown has also been a management consultant and Board member for various high technology companies since February 1992.

     Mr. Casale is a former Director of Automatic Data Processing, Inc. and current Group President of the Brokerage Information Services Group of Automatic Data Processing, Inc. since February 1988. From 1986 to February 1988, he was a Managing Director with Kidder Peabody and Company, Inc. Mr. Casale was employed by American Telephone & Telegraph Co. ("AT&T") from 1975 to 1986, serving in various management positions, concluding with Executive Vice President of AT&T Information Systems. He is also a member of the Board of Directors of Compression Laboratories and Tricord Systems.

     Mr. Esber was named Chairman, President and Chief Executive Officer of Creative Insights, Inc., a computer toys company, in March 1994. From May 1993 to May 1994, he was President and Chief Operating Officer of Creative Labs, Inc., a multimedia company. From February 1991 to May 1993, he was President of the Esber Group, a consulting firm. From May 1984 to February 1991, Mr. Esber was employed by Ashton-Tate Company, a computer software company, serving as Chief Executive Officer from October 1984 to August 1986, Chief Executive Officer and Chairman from August 1986 to May 1990, and Vice Chairman from May 1990 to February 1991. He is also a member of the Board of Directors of Magic Software, Inc.

     Mr. Miller joined the Company in March 1992 as Chief Executive Officer and as a member of the Board of Directors. Mr. Miller became Chairman of the Board and Chief Executive Officer in July 1993. He previously served for 11 years at Control Data Corporation ("CDC"), where he was most recently Executive Vice President, and President of Information Services from January 1991 to March 1992. He also served as President and Chief Executive Officer of Imprimis Technology, formerly a subsidiary of CDC.

     Mr. Wheelwright has served as a professor of management at the Graduate School of Business, Harvard University since August 1988. Mr. Wheelwright additionally served in the same position from August 1985 to August 1986. From August 1986 to August 1988, Mr. Wheelwright served as a professor at Stanford University. Mr. Wheelwright is also a member of the Board of Directors of T.J. International Corporation and Allegheny-Ludlum Steel Corporation.


BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of eight (8) meetings during the fiscal year ended March 31, 1995. During the fiscal year ended March 31, 1995, no director attended fewer than 75% of the meetings of the Board of Directors or the meetings of committees, if any, upon which such director served.

     The Audit Committee of the Board of Directors, which was formed in March 1983, currently consists of Mr. Esber, Chairman of the Committee, Mr. Wheelwright and Mr. Casale. The Audit Committee, which generally meets prior to quarterly earnings releases, recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its systems of internal accounting controls. The Audit Committee held a total of four (4) meetings during the fiscal year ended March 31, 1995.

     The Compensation Committee, which was formed in November 1988, is currently composed of Mr. Wheelwright, Chairman of the Committee, Mr. Esber and Mr. Casale. The Compensation Committee, which meets in conjunction with Board meetings, reviews and approves the Company's executive compensation policy and makes recommendations concerning the Company's employee benefit policies. The Compensation Committee held a total of nine (9) meetings during the fiscal year ended March 31, 1995.

     The Board of Directors does not have a Nominating Committee nor any committee performing such function.

DIRECTOR COMPENSATION

     During the year ended March 31, 1995 each director who was not an employee ("Outside Director") received an annual retainer of $27,000 per year. Certain directors were paid an additional $4,000 per year for chairing a committee of the Board. In addition, each Outside Director was paid $1,000 per day for any Board meeting attended. Outside Directors serving on Board committees receive $750 per meeting for meetings held on days when there was no regularly scheduled Board meeting. Outside Directors may also receive consulting fees for projects completed at the request of management. Employee directors are not compensated for their service on the Board of Directors or on committees of the Board.

     Options may be granted to Outside Directors under the 1986 Stock Option Plan only in accordance with an automatic, non-discretionary grant mechanism. The 1986 Stock Option Plan provides that since May 1, 1991 (the "Effective Date"), each of the Company's Outside Directors who were directors on the Effective Date shall automatically be granted options to purchase 7,500 shares of Common Stock on the date of each Annual Meeting of Stockholders, which options commence vesting on April 1 of the year which is three years from the year of the grant of such option and vest in installments cumulatively with respect to one-twelfth ( 1/12 ) of the shares subject thereto per month on the first day of each month thereafter. Each Outside Director appointed or elected after the Effective Date ("Future Outside Director") shall receive a one-time option grant of 30,000 shares on the date of his or her appointment or election (the "Initial Option"), 7,500 shares of which shall vest on the first day of the month which is one (1) year from the month in which the Initial Option was granted, and the balance of which shall vest ratably on a monthly basis on the first day of each month over the next succeeding 36-month period. Additionally, each Future Outside Director shall be granted an option (the "Subsequent
Option") to purchase 7,500 shares on the date of each Annual Meeting of Stockholders which is held at least six (6) months from the date of such Future Outside Director's appointment or election, which Subsequent Option shall vest ratably on a monthly basis over a 12-month period commencing on the month immediately following the month in which the preceding options, whether the Initial Option or a Subsequent Option, becomes fully vested. All options granted to Outside Directors contain the following provisions: the term of the option is ten (10) years; the option can be exercised only while the Outside Director remains a director or within ninety (90) days after ceasing to be a director; and the exercise price per share of Common Stock is 100% of the fair market value on the date the option is granted. The provisions governing options granted to Outside Directors may not be amended more than once every six (6) months.

     During fiscal 1995, each of the Company's Outside Directors, Mr. Berkley, Mr. Brown, Mr. Casale, Mr. Esber and Mr. Wheelwright received an option to purchase 7,500 shares of Common Stock at an exercise price of $15.6875 per share.

REQUIRED VOTE

     The six nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than six candidates. No stockholder shall be entitled to cumulate votes, however, unless the candidates have been properly placed in nomination according to the Company's Bylaws and notice of the intention to cumulate votes is given to the Company and other stockholders at least twenty (20) and no more than sixty (60) days prior to the Annual Meeting. The Company may exercise discretionary authority to cumulate votes and to allocate such votes among the Company's nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

     MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO
                  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     In July 1995, the Board of Directors approved an amendment to the Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares reserved for issuance thereunder from 6,300,000 to 8,500,000 shares of Common Stock.

     Certain features of the Purchase Plan, as amended, are outlined below.

GENERAL

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

PURPOSE

     The purpose of the Purchase plan is to provide employees of the Company and its majority-owned subsidiaries which have been designated by the Board with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.

ADMINISTRATION

     The Purchase Plan is to be administered by the Board or a committee appointed by the Board and is currently being administered by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the Purchase Plan provided that members of the Board who are eligible to participate in the Purchase Plan may not vote on any matter affecting the administration of the Plan or grant any option pursuant to the Purchase Plan or, if a committee is established to administer the Purchase Plan, no member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee.

ELIGIBILITY AND PARTICIPATION

     Any person who is regularly employed at least 20 hours per week by the Company (or by any of its designated subsidiaries) on the first day of each offering period ("Enrollment Date") is eligible to participate in the Purchase Plan. Eligible employees become participants in the Purchase Plan by completing a subscription agreement authorizing a payroll deduction on the form provided by the Company and filing it with the Company's payroll office prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Board for all eligible employees with respect to a given offering period. As of the Record Date, there were 5,166 employees eligible to particiapte in the Purchase Plan, of whom 3,056 were participating.

OFFERING DATES

     Generally, the Purchase Plan is implemented by means of overlapping two-year offering periods, starting every six months, with four six-month exercise periods within each offering period. The Board of Directors has the power to change the duration of the offering periods and exercise periods with respect to future offerings without stockholder approval, if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected.

PURCHASE PRICE

     The purchase price per share of the shares offered in a given offering period shall be the lower of (i) 85% of the fair market value of a share of the Common Stock of the Company at the commencement of the offering period or (ii) 85% of the fair market value of a share of Common Stock of the Company on the last day of the applicable six-month exercise period within the offering period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of shares is accumulated by payroll deductions over the offering period. The deductions may not exceed 10% of a participant's compensation. A participant may discontinue participation in the Purchase Plan, or may change the rate of payroll deductions by giving written notice to the Company authorizing the change. The change becomes effective (i) in the case of a decrease in rate, with the first payroll following notification, and (ii) in the case of an increase in rate, at the beginning of the next six-month exercise period within the two-year offering period following notification. Payroll deductions shall commence on the first payroll date following the offering date and shall end on the last payroll date to which such authorization is applicable, unless sooner terminated as provided in the Purchase Plan.

     All payroll deductions made for a participant shall be credited to his/her account under the Purchase Plan. A participant may not make any additional payments into such account.

PURCHASE OF STOCK; EXERCISE OF OPTION

     By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him/her. The maximum number of shares placed under the option to a participant in any exercise period is the number determined by dividing the total amount of his/her compensation which is to be withheld for the exercise period by 85% of the fair market value of the Common Stock at the beginning of the offering period or end of the exercise period, whichever is less. See "Payment of Purchase Price; Payroll Deductions" for limitations on payroll deductions. Unless the employee's participation is discontinued, his/her option for the purchase of shares will be exercised automatically at the end of each exercise period at the applicable price. See "Withdrawal."

     Notwithstanding  the  foregoing,  to the extent  necessary  to comply  with
Section 423(b)(8) of the Code, no employee shall be granted an option under the Purchase Plan if, immediately after the grant of the option, the employee would own shares and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any designated subsidiary of the Company, nor shall any employee be granted an option which would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) under the Purchase Plan in any calendar year.

WITHDRAWAL

     A participant's interest in a given offering may be terminated in whole, but not in part by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Purchase Plan.

     Termination of a participant's employment for any reason, including retirement or death, cancels the participant's participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or to his or her beneficiaries.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors of the Company may at any time amend or terminate the Purchase Plan. No such termination can affect options previously granted, nor may an amendment make any changes in an option theretofore granted which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if such amendment would increase the number of shares that may be issued under the Purchase Plan, permit payroll deductions at a rate in excess of 10% of a participant's compensation, materially modify the requirements as to eligibility for participation in the Purchase Plan, or materially increase the benefits which may accrue to participants under the Purchase Plan.

AUTOMATIC TRANSFER TO LOWER PRICE OFFERING PERIOD

     In the event that the fair market value of the Company's Common Stock on the first day of an offering period exceeds the fair market value of the Company's Common Stock on the first day of any subsequent offering period commencing immediately following an exercise date within the offering period in progress, then each participant in the offering period in progress is deemed to have withdrawn from such offering period immediately following the exercise of his or her option on such exercise date and to have enrolled in such subsequent offering period as of the first day thereof.

TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, and the amount of tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to participants except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     The foregoing is only a summary of the effect of federal income taxation upon a participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences in the event of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

PARTICIPATION IN THE PURCHASE PLAN

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the Purchase Plan since its amendment by the Board. However, purchases were made under the Purchase Plan prior to such amendment. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the last fiscal year for each of the named officers, for all current executive officers as a group and for all other employees who participated in the Purchase Plan as a group:

                              AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN


     NAME OF INDIVIDUAL                             NUMBER OF           DOLLAR
    OR IDENTITY OF GROUP                              SHARES             VALUE
        AND POSITION                DATE           PURCHASED (#)         ($)(1)
- ---------------------------------  --------------- -------------     -----------
William J. Miller ............... July 25, 1994              0         $       0
     Chairman of the Board        January 25, 1995       2,500            15,625
     and Chief Executive Officer
Michael A. Brown ................ July 25, 1994            662             4,262
     President, Desktop and       January 25, 1995       2,500            15,625
     Portable Storage Group
William F. Roach ................ July 25, 1994              0                 0
     Executive Vice President,    January 25, 1995           0                 0
     Worldwide Sales
Kenneth Lee ..................... July 25, 1994            337               754
     Executive Vice President,    January 25, 1995       1,295             2,862
     Technology and Engineering,
     Vice President, Recording
     Heads Group, Chief
     Technical Officer
Joseph T. Rodgers ............... July 25, 1994            736             4,738
     Executive Vice President,    January 25, 1995       2,500            15,625
     Finance, Chief Financial
     Officer and Secretary
All current executive  ......... July 25, 1994           3,257            16,582
     officers as a group         January 25, 1995       10,412            56,878
All other employees ............ July 25, 1994         400,682         2,232,031
     as a group                  January 25, 1995      454,738         2,305,043

- ----------

(1) Market value of shares on date of purchase, minus the purchase price under the Plan.

REQUIRED VOTE

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment of the Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL THREE
                              INDEPENDENT AUDITORS

     In July 1995, the Board of Directors of the Company adopted a resolution whereby Ernst & Young LLP was selected as the Company's independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 1996.

     A representative of Ernst & Young LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE 1996 FISCAL YEAR.

                                OTHER INFORMATION

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

     Based solely on its review of the copies of such forms received by the Company, or on written representations from certain reporting persons that no reports were required for such persons, the Company believes that, during the fiscal year ended March 31, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of July 17, 1995 certain information with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.


                                                                APPROXIMATE
NAME                                      AMOUNT OWNED        PERCENTAGE OWNED
- --------------------------------------    ------------        ----------------

FMR Corp. ............................     5,988,368             11.42%
     82 Devonshire Street
     Boston, MA 02109-3014

J.P. Morgan & Company, Inc. ..........     4,893,746(1)           9.33%
     522 Fifth Avenue
     New York, NY 10036
Franklin Templeton Group .............     3,235,230              6.17%
     777 Mariners Island Blvd.
     San Mateo, CA 94404

William J. Miller ....................       378,658(3)             *
Michael A. Brown .....................       190,359(2)             *
Joseph T. Rodgers ....................       140,197(3)             *
Kenneth Lee ..........................       118,651(2)             *
Stephen M. Berkley ...................        76,203(3)             *
William F. Roach .....................        66,873(2)             *
Steven C. Wheelwright ................        38,625(2)             *
David A. Brown .......................        15,312(2)             *
Robert J. Casale .....................        15,000(2)             *
Edward M. Esber, Jr. .................         2,500(2)             *
All directors and executive officers
  as a group (13 persons) ..............   1,239,907(4)           2.36%

- ----------
 *  Less than 1%.
(1) Includes 493,971 shares subject to the Convertible Subordinated Debenture due April 1, 2002.
(2) Represents shares subject to stock options exercisable at July 17, 1995 or within sixty (60) days thereafter.
(3) Includes 371,873 shares, 71,665 shares and 136,959 shares subject to stock options held by Mr. Miller, Mr. Berkley and Mr. Rodgers respectively, which were exercisable at July 17, 1995 or within sixty (60) days thereafter.
(4) Includes 1,223,022 shares subject to stock options held by executive officers and directors which were exercisable at July 17, 1995 or within sixty (60) days thereafter.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended March 31, 1995, as well as the total compensation paid to each such individual for the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).

                                                         LONG-TERM
                                                       COMPENSATION(1)
                                                       ---------------
                                    ANNUAL
                                 COMPENSATION(1)(2)       AWARDS
                                                        ----------
                                                        SECURITIES
                                                        UNDERLYING   ALL OTHER
                                                          OPTIONS/  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR  SALARY ($) BONUS ($)   SARS (#)       (3)
- ---------------------------  ----  ---------  ---------  ---------  ------------
William J. Miller .......... 1995   $561,023   $870,000   125,000      $1,212
 Chairman of the Board and   1994    516,976          0   125,000           0
 Chief Executive Officer     1993    400,058    536,610   400,000           0

Michael A. Brown ........... 1995    348,703    470,421    75,000         884
 President, Desktop and      1994    329,228          0    75,000           0
 Portable Storage Group      1993    258,495    259,650   172,810           0

William F. Roach ........... 1995    324,134    436,819    50,000       1,688
 Executive Vice President,   1994    283,607          0    50,000           0
 World-Wide Sales            1993    201,464    157,659    70,000           0

Kenneth Lee ................ 1995    324,687    426,814    50,000       1,688
 Executive Vice President,   1994    276,389          0    50,000           0
 Technology and Engineering, 1993    199,929    124,632    70,000           0
 Vice President, Recording
 Heads Group, Chief
 Technical Officer

Joseph T. Rodgers .......... 1995    323,035    400,417    50,000       1,688
 Executive Vice President,   1994    298,149          0    50,000           0
 Finance, Chief Financial    1993    273,781    264,635    50,000           0
 Officer and Secretary

- ----------
(1) The Company has not granted any stock appreciation rights or restricted stock awards and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the Securities and Exchange Commission (the "SEC").
(2) The value of perquisites fell below the lesser of $50,000 or 10% of reported salary plus bonus for each executive. Therefore, the Other Annual Compensation column has not been included in this table.
(3) Represents amounts contributed by the Company to the executive officer's defined benefit contribution plan under 401(k).

STOCK OPTION GRANTS AND EXERCISES

     The following tables set forth information with respect to the stock options granted to the named executive officers under the Company's stock option plans, the options exercised by such named executive officers during the fiscal year ended March 31, 1995 and the options held by such named executive officers as of March 31, 1995.

     The Option Grant Table sets forth hypothetical gains for the options at the end of their respective ten (10)-year terms, as calculated in accordance with the rules of the SEC. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price of 5% and 10%, less the exercise price, from the date the option was granted to the end of the option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock.

                        OPTION GRANTS IN FISCAL YEAR 1995

                                                                                 POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK
                                                                              PRICE APPRECIATION FOR
                                         INDIVIDUAL GRANTS                        OPTION TERM(1)
                       --------------------------------------------------  -------------------------
                         NUMBER OF    PERCENT OF
                         SECURITIES  TOTAL OPTIONS
                         UNDERLYING   GRANTED TO     EXERCISE
                           OPTION    EMPLOYEES IN     PRICE    EXPIRATION
NAME                    GRANTED (#)   FISCAL YEAR   ($/SHARE)     DATE        5% ($)      10% ($)
- -----------------       -----------  -------------  ---------  ----------  ----------   ----------
William J. Miller.....  125,000(2)      5.36%      $12.875      05/16/04   $1,015,625   $2,562,500
Michael A. Brown......   75,000(2)      3.22        12.875      05/16/04      609,375    1,537,500
William F. Roach......   50,000(2)      2.14        12.875      05/16/04      406,250    1,025,000
Kenneth Lee ..........   50,000(2)      2.14        12.875      05/16/04      406,250    1,025,000
Joseph T. Rodgers.....   50,000(2)      2.14        12.875      05/16/04      406,250    1,025,000

- ----------
(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten (10)-year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth. The stock prices utilized for the table showing a 5% and a 10% rate of return were approximately $21 and $33 3/8 , respectively, per share.
(2) Options were granted on May 16, 1994 at fair market value, fully vesting within four (4) years from the grant date.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                            SHARES       VALUE      UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                          ACQUIRED ON   REALIZED     AT FISCAL YEAR END (#)       AT FISCAL YEAR END ($)(1)
NAME                     EXERCISE (#)      $       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------       ------------- ----------  ------------- --------------- ------------- ---------------
William J. Miller....        0        $      0    280,207       269,793         $811,974      $775,526
Michael A. Brown.....   16,000         131,573    175,358       161,878          535,563       469,491
William F. Roach.....        0               0     73,879       117,919          285,879       338,135
Kenneth Lee .........        0               0    121,211       117,918          557,421       338,130
Joseph T. Rodgers....        0               0     95,293       118,752          446,612       346,363

- ----------
(1) Total value of vested options based on fair market value of the Company's Common Stock of $14 7/8 per share as of March 31, 1995, less the exercise price.

EMPLOYMENT TERMS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

   The Company has entered into agreements (the "Agreements") with certain officers, including the officers named in the Summary Compensation Table, whereby in the event there is a "change of control" of the Company, which is defined in the Agreements to include, among other things, a merger or sale of assets of the Company or a reconstitution of the Company's Board of Directors, the exercisability and vesting of all stock-based compensation awards granted to the officers shall be accelerated. Under the Agreements, upon a change of control, 50% of the unvested shares or options to purchase shares held by an officer become exercisable and the remaining 50% of such unvested shares or options to purchase shares become vested and exercisable upon the earlier of the date of the first anniversary of the change of control or upon such officer's "Involuntary Termination" after the change of control. Under the Agreements, "Involuntary Termination" is defined to include, among other things, any termination without "cause" by the Company of the employee without such employee's express written consent or a significant reduction of or addition to the employee's duties. Additionally, such officers receive twelve (12) months severance pay and continued health and medical benefits during the severance period. The purpose of the Agreements is to assure that the Company will have the continued dedication of its officers by providing such individuals with certain compensation arrangements, competitive with those of other corporations, to provide sufficient incentive to the individuals to remain with the Company, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control.

                          COMPENSATION COMMITTEE REPORT

INTRODUCTION

     The Compensation Committee of the Board of Directors (the "Committee") is made up of Outside Directors of the Company. The Committee generally determines base salary levels and determines targets under the Annual Incentive Plan for executive officers of the Company at the start of the fiscal year. Each year the Committee evaluates the Company's compensation practices and equity programs based on comparisons with other companies in the industry, and compares the Company's performance to a group of peer companies in making determinations with respect to compensation plans.

COMPENSATION PHILOSOPHY

     The Company's executive compensation policies are designed to attract and retain experienced and qualified executive officers critical to the success of the Company, and to provide incentive for such individuals to maximize the Company's corporate performance and strategic objectives. The target levels of the executive officers' total compensation package are intended to be competitive at the 50th percentile in average performance years and above average when the Company's performance is above average with executives in the Company's industry, taking into account corporate performance and individual achievement. With respect to Section 162(m) of the Code (which limits deductibility of executive compensation exceeding $1 million per individual per year unless certain conditions are met), the Company has qualified its Chief Executive Officer's Annual Incentive Plan for an exemption from Section 162(m). The 1993 Long Term Incentive Plan currently qualifies for a temporary exemption from Section 162(m), and the Company currently intends to take steps to secure a permanent exemption. The Company will continue to evaluate its other compensation programs in light of Section 162(m), although it has no current plans to qualify any of its other compensation programs for exemptions.

COMPENSATION PLANS

     The principal components of executive compensation are described below:

     Base Compensation. Base salaries for executive officers are set by the Committee, in consultation with the Chief Executive Officer, after considering factors such as the competitive environment, experience levels, position and responsibility, corporate performance and overall contribution levels of the individuals. The Company obtains competitive salary information from independent survey sources of peer companies in competition for similar management talent, which includes both direct competitors of the Company and other companies in the high technology industry which have similar size and performance profiles. Most of the companies included in these surveys are also included in the Hambrecht & Quist Technology Index (see PERFORMANCE GRAPH). This survey data is then analyzed by independent consultants and the Company to provide the necessary information to the Committee.

     Annual Incentive Plan. The Annual Incentive Plan provides for cash bonuses to be paid to executive officers of the Company subject to the Company meeting certain performance targets set by the Compensation Committee at the beginning of the fiscal year. The purposes of the Annual Incentive Plan are to (i) tie compensation to achievement of performance measures that provide an optimum return on total capital and increase in market share in the current fiscal year
(ii) drive long-term stockholder value creation and (iii) ensure that payments are targeted to provide a competitive level of compensation, taking into account the Company's performance against its peers in the disk drive and related industries. In fiscal year 1995, the Company exceeded its targets for market share growth and return on total capital. Payments made under the Annual Incentive Plan were based on a process which took into account changes in market share relative to the disk drive industry, return on total capital performance relative to companies in the disk drive and related industries and individual performance as measured by specific individual objectives. Due to the acquisition of the storage businesses of Digital Equipment Corporation during the fiscal year 1995, the Compensation Committee determined it was appropriate to use proforma financial calculations, excluding the acquisition, to most accurately reflect the current year performance for purposes of calculating the Annual Incentive Plan pool.

     Long-Term Incentive Compensation. Another component of the total compensation package for the Company's executive officers is in the form of stock option awards. The Company's 1986 Stock Option Plan and 1993 Long-Term Incentive Plan provide for long-term incentive compensation for employees of the Company, including executive officers. An important objective of the 1986 Stock Option Plan and 1993 Long-Term Incentive Plan is to align the interest of executive officers with those of stockholders by providing an equity interest in the Company, thereby providing incentive for such executive officers to maximize stockholder value. Option awards directly tie executive compensation to the performance of the Company's stock. The Committee is responsible for determining, subject to the terms of such Plan, the individuals to whom grants should be made, the timing of grants, the exercise or purchase price per share and the number of shares subject to each grant. Grants are determined based on the individual's position in the Company, comparative market data, and the number of unvested shares already held by each officer. The option program also utilizes vesting periods to encourage retention of executive officers and reward long-term commitment to the Company.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     The process of determining the compensation for the Company's Chief Executive Officer and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the Company's executive officers. During 1995, the Company increased the Chief Executive Officer's base salary based on an analysis of salaries paid by peer companies and the Chief Executive Officer's individual performance. In fiscal 1995, the Chief Executive Officer did achieve the majority of his individual objectives, including maintaining the Company's position as the largest independent supplier of 3 1/2 -inch disk drives. The Company exceeded its targets for market share growth and return on total capital. For the Chief Executive Officer's Annual Incentive Plan, all financial calculations were made using total business performance (inclusive of the acquisition and all related costs) as defined by the CEO Annual Incentive Plan which was approved by the shareholders in fiscal year 1995. The qualitative factors used in determining CEO incentive compensation were market share change and return on total capital. For fiscal year 1995, the Compensation Committee also considered objectives that specifically reflected performance related to the integration of the acquired businesses. In addition to the bonus paid under the CEO Annual Incentive Plan, the Compensation Committee approved a discretionary bonus for fiscal year 1995 to reflect the CEO's performance in achieving the successful acquisition and integration of the Digital storage businesses.

                                        MEMBERS OF THE COMPENSATION COMMITTEE
                                        Steven C. Wheelwright
                                        Edward M. Esber, Jr.
                                        Robert J. Casale

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual change (on a dividend reinvested basis) in five-year cumulative total return between Quantum Corporation, the S&P 500 Index and the Hambrecht & Quist Technology Index. The graph assumes $100 invested in the Company's common stock and in each index on March 31, 1990 through fiscal year ended March 31, 1995.

(The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T)

                THE H&Q TOTAL RETURN GROWTH & TECHNOLOGY INDICES
                               ANNUAL DATA SERIES
                                 SCALED PRICES

DATES          Quantum Corp.       H&Q Technology        S&P 500
- ------         -------------       --------------        -------
Mar-90              100                 100                 100
Mar-91            183.18              114.93              114.41
Mar-92            164.04              135.29              127.05
Mar-93            143.00              148.41              146.39
Mar-94            183.66              165.84              148.55
Mar-95            166.84              212.32              171.68

                                  OTHER MATTERS

   The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                             THE BOARD OF DIRECTORS

Dated: July 28, 1995